Exhibit 99.1

IceWEB Reports Fiscal 2011 Second Quarter Financial Results

Quarter-Over-Quarter Revenues Increased 65%; Year-Over-Year Revenues Increased 11%

STERLING, VA--(Marketwire - 05/16/11) - IceWEB™, Inc., (OTC.BB:IWEB - News), a leading provider of unified data storage and building blocks for cloud storage, announced today results for the fiscal 2011 second quarter period ended March 31, 2010.

Quarterly Highlights and Recent Developments

•	Revenue increased 65% quarter-over-quarter; 11% year-over-year

•	Operating expenses decreased 54% for the quarter compared to same quarter in fiscal 2010 and 36% year to date over the prior fiscal year to date period

•	Net loss of $0.01/share current year to date compared to a net loss of $0.04/share in prior year

•	Company announced definitive merger agreement with Promark Technology, one of the premier value-added storage distributors in the United States

•	Received reorder for geospatial storage appliance from BP for Gulf oil spill monitoring and analysis

•	Received add-on order from Fortune 500 Telecommunications Company

•	Company partners with Thermopylae Science and Technology to offer the Enterprise visualization appliance powered by Google Earth on GSA contract

For the three months ended March 31, 2011, we reported revenues of $1,116,585 as compared to revenues of $1,011,205 for the three months ended March 31, 2010, an increase of $105,380 or approximately 10%. The increase is primarily due to the Company's focus on our high margin data storage business unit.

Operating expenses decreased approximately 54% to $1,064,568 for the three months ended March 31, 2011 as compared to $2,301,431 for the three months ended March 31, 2010.

John R. Signorello, Chairman and CEO, stated, "In the second quarter, 2011, we reduced operating expenses by more than 50 percent, yet we were still able to increase revenues and reduce the Company's operating loss. Our unified storage line has started to gain serious traction for three primary reasons; one, they have been priced and positioned into niche markets where end users realize, immediate, measurable and meaningful ROI; two, we are working with experienced partners like Thermopylae Science and Technology and; three, Promark's nationwide network of over 1,200 value-added resellers are building our new business pipeline.

"Both Dale Foster, President of Promark Technologies, and I are looking forward to the pending merger between our two companies. The merger will transform our companies into a data storage/technology company with revenues in excess of $100 million annually, led by an industry experienced management team. In addition, the Company will continue to expand its intellectual property portfolio, nationwide distribution and proprietary products in some of the fastest growing markets in the world. We expect the planned merger to close during IceWEB's fiscal third quarter which ends June 30, 2011."

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures and markets data storage products. For more information, please visit www.IceWEB.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

– Tables to Follow –

ICEWEB, Inc.

Consolidated Balance Sheets

	March 31, 2011 (Unaudited)	September 30, 2010(1)
CURRENT ASSETS:
Cash	$42,259	$540,156
Accounts receivable, net	2,173,588	1,529,852
Inventory	84,252	62,197
Other current assets	20,624	6,875
Prepaid expenses	40,150	31,230
	2,360,875	2,170,310

OTHER ASSETS:
Property and equipment, net	262,344	418,873
Deposits	13,320	13,320
Marketable Securities	172,800	524,800
Intangible assets, net	425,407	546,952
Total Assets	$3,234,745	$3,674,255

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,173,786	$1,711,621
Notes payable	1,776,133	1,649,140
Deferred revenue	27,124	59,582
	3,977,043	3,420,343

Total Liabilities	3,977,043	3,420,343

Stockholders' Equity (Deficit)
Series B convertible preferred stock ($.001 par value; 626,667 shares issued and outstanding)	626	626
Common stock ($.001 par value; 1,000,000,000 shares authorized; 142,912,886 shares issued and 142,750,386 shares outstanding)	142,752	134,445
Additional paid in capital	30,598,377	29,360,833
Accumulated deficit	(31,512,853)	(29,622,792)
Accumulated other comprehensive income	124,800	476,800
Subscription receivable	(83,000)	(83,000)
Treasury stock, at cost, (162,500 shares)	(13,000)	(13,000)
Total stockholders' equity (deficit)	(742,298)	253,912

Total Liabilities and Stockholders’ Equity (Deficit)	$3,234,745	$3,674,255

(1) Derived from audited financial statements

ICEWEB, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010

Sales	$1,116,585	$1,011,205	$1,794,437	$1,612,022

Cost of sales	585,858	456,094	936,515	729,718

Gross profit	530,727	555,111	857,922	882,304

Operating expenses:
Sales and marketing	319,322	472,359	774,344	785,217
Depreciation and amortization expense	127,177	162,926	293,794	330,399
Research and development expense	153,642	105,745	359,768	185,311
General and administrative	464,457	1,560,401	1,121,823	2,654,370

Total Operating Expenses	1,064,598	2,301,431	2,549,729	3,955,297

Loss from operations	(533,871)	(1,746,320)	(1,691,806)	(3,072,993)

Other income (expenses):
Interest expense	(100,376)	(141,995)	(198,256)	(274,956)
Total other expenses:	(100,376)	(141,995)	(198,256)	(274,956)

Net loss	$(634,247)	$(1,888,315)	$(1,890,063)	$(3,347,949)

Basic and diluted loss per common share	$(0.00)	$(0.02)	$(0.01)	$(0.04)

Basic and diluted weighted average common shares outstanding	140,456,142	88,205,555	138,429,677	83,652,224

See accompanying notes to unaudited consolidated financial statements

ICEWEB, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended March 31,
	2011	2010

NET CASH USED IN OPERATING ACTIVITIES	$(1,456,279)	$(1,431,078)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in marketable securities	—	(48,000)
Purchase of property and equipment	(15,720)	(37,444)
NET CASH USED IN INVESTING ACTIVITIES	(15,720)	(85,444)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of restricted common stock	225,000	490,000
Proceeds from notes payable	628,428	799,460
Proceeds from exercise of common stock options	622,109	1,122,134
Payments on notes payable	(501,435)	(811,082)

NET CASH PROVIDED BY FINANCING ACTIVITIES	974,102	1,600,512

NET INCREASE (DECREASE) IN CASH	(497,897)	83,990

CASH - beginning of period	540,156	63,310

CASH - end of period	$42,259	$147,300

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$198,225	$274,956
Income taxes	—	—

See accompanying notes to unaudited consolidated financial statements

Contact:

Contact:

IceWEB, Inc.

Investor Relations

571.287.2400

investor@iceweb.com

or

Stephen D. Axelrod, CFA

212.370.4500

steve@wolfeaxelrod.com

Wolfe Axelrod Weinberger Associates, LLC.